1st MARINER BANCORP AND PRIAM CAPITAL
AGREE TO AMEND AND EXTEND THE TERM OF THEIR AGREEMENT

PRIAM CAPITAL REMAINS COMMITTED TO INVEST
 APPROXIMATELY $36.4 MILLION

BALTIMORE, Sept. 22, 2011 /PRNewswire/ -- 1st Mariner Bancorp (OTCBB:FMAR.OB.ob - News), parent company of 1st Mariner Bank, announced today that it has entered into an agreement with Priam Capital Fund I, LP to amend the terms of their existing Securities Purchase Agreement dated April 19, 2011.  As part of the amendment, the parties have agreed to extend the date on which termination rights become available until November 30, 2011.

The amendment does not change the amount of the investment by Priam Capital Fund I, LP, which would invest approximately $36.4 million in the Company as part of its Securities Purchase Agreement with 1st Mariner Bancorp, subject to the Company raising another $123.6 million from other investors and the satisfaction of the other conditions contained in such agreement.

Edwin F. Hale, Sr., Chairman and Chief Executive Officer, said, "We are continuing to work with Priam Capital and our advisors to complete our recapitalization efforts.  Extending our agreement was a necessary step in that process."

Howard Feinglass, Managing Partner of Priam Capital, said, "We remain fully committed to the transaction."

About 1st Mariner Bancorp

1st Mariner Bancorp is a bank holding company with total assets of $1.31 billion.  Its wholly owned banking subsidiary, 1st Mariner Bank, with total assets of $1.31 billion, operates 22 full service bank branches in Baltimore, Anne Arundel, Harford, Howard, Talbot, and Carroll counties in Maryland, and the City of Baltimore. 1st Mariner Mortgage, a division of 1st Mariner Bank, operates retail offices in Central Maryland and the Eastern Shore of Maryland.  1st Mariner Mortgage also operates direct marketing mortgage operations in Baltimore County.  1st Mariner Bancorp's common stock is traded on the Over-the-Counter Bulletin Board under the symbol "FMAR.OB".  1st Mariner's Website address is www.1stMarinerBancorp.com, which includes comprehensive level investor information.

About Priam Capital

Priam Capital is a private investment partnership based in New York focused on making macroeconomic investments, with a current focus on the community banking sector.  Priam Capital is led by its senior partner, Howard Feinglass.

Cautionary Statement

The issuance of the securities in the transactions described in this release have not been and will not be registered under the Securities Act of 1933 or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any jurisdiction or state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or state.

Forward Looking Statements

In addition to historical information, this press release contains forward looking statements that involve risks and uncertainties, such as the Company's ability to satisfy all closing conditions and complete the transactions set forth in its agreement with Priam, statements of Priam Capital's plans and expectations, and other unknown outcomes.  The Company's actual results could differ materially from management's expectations.  Factors that could contribute to those differences include, but are not limited to, the Company's ability to increase its capital levels and those of 1st Mariner Bank, volatility in the financial markets, changes in regulations applicable to the Company's business,  its concentration in real estate lending, increased competition, changes in technology, particularly Internet banking, impact of interest rates, and the possibility of economic recession or slowdown (which could impact credit quality, adequacy of loan loss reserves and loan growth). Greater detail regarding these factors is provided in the forward looking statements and Risk Factors  sections included in the reports filed by the Company with the SEC, including the Company's Annual Report on Form 10-K for the year ended December 31, 2010. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release, or in our SEC filings, which are accessible on our web site and at the SEC's web site, www.sec.gov.